Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on June 8, 2010 (the “Execution Date”) and is effective as of June 16, 2010 (the “Effective Date”), by and between NovaDel Pharma, Inc. (the “Company”), and Craig Johnson (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party”.

Recitals

A.           The Company desires to retain the Executive’s experience, skills, abilities, background and knowledge and is willing to engage the Executive as Senior Vice President, Chief Financial Officer and Secretary on the terms and conditions set forth in this Agreement.

B.           The Executive desires to be in the employ of the Company as Senior Vice President, Chief Financial Officer and Secretary and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Employment.

1.1 Title.  The Executive shall serve as the Company’s Senior Vice President, Chief Financial Officer and Secretary and shall report solely and directly to the President and Chief Executive Officer.  The Executive shall be appointed by the Board of Directors of the Company and shall serve in such other capacities as the President and Chief Executive Officer may from time to time prescribe.

1.2 Duties. The Executive shall perform all services and actions necessary and/or advisable to conduct the business of the Company and which are normally associated with the position(s) the Executive holds in a corporation of the size and nature of the Company.  The Executive shall also perform such duties and assume such responsibilities as the President and Chief Executive Officer may assign from time to time.

1.3 Location. The Executive shall perform the services required pursuant to this Agreement by telecommuting from his residence in California and to travel temporarily to any other locations as is necessary to conduct the Company’s scheduled business, including attendance at all Board meetings.

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2.	Loyal and Conscientious Performance.

2.1 Loyalty.  Except as otherwise specifically permitted by the Board or the President and Chief Executive Officer, during the Executive’s employment with the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.  The Executive may devote a reasonable amount of time and energies for duties as a member of other board’s of directors, as long as such functions will not in any manner conflict with nor diminish the Executive’s ability to perform the duties set forth in this Agreement and expected to be performed as the Company’s Senior Vice President, Chief Financial Officer and Secretary.  In the event that the Board or the President and Chief Executive Officer at any time identifies one or more activities which they believe are in potential conflict with his duties and responsibilities on behalf of the Company, the Executive shall immediately make orderly arrangements to stop, resign, and/or refrain from such activity(s); however, in no circumstance should such activity extend beyond thirty (30) days from the time that written notice was given to the Executive without the express approval of the Board or the President and Chief Executive Officer.

3.	Compensation of the Executive.

3.1 Base Salary.  During the Term of this Agreement, the Company shall pay the Executive a base salary of One Hundred Fifty Thousand Dollars ($150,000) per year, payable in regular periodic payments in accordance with Company policy.  Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2 Annual Incentive Bonus.  In addition to the Executive’s base salary, the Executive will be eligible to participate in an annual performance incentive plan (“APIP”).  The APIP award that the Executive may earn shall consist of a target award equal to thirty percent (30%) of the Executive’s annual base salary, with a maximum equal to [one hundred fifty percent (150%)] of the target award.  The amount of the award will be based upon the Company’s performance achieved during the Company’s fiscal year, as measured against agreed-upon performance measures and targets established by the President and Chief Executive Officer, and approved by the Board; the level of achievement shall be determined by the President and Chief Executive Officer, and approved by the Board, in their sole and absolute discretion.

3.3 Changes to Compensation.  The Executive’s compensation shall be reviewed from time to time by the President and Chief Executive Officer, and approved by the Compensation Committee thereof as it deems appropriate and may be increased at any time by the President and Chief Executive Officer, and approved by the Compensation Committee thereof; however, the Executive’s base salary may be reduced and then only prospectively upon mutual written agreement between the Executive and the President and Chief Executive Officer, and approved by the Compensation Committee thereof.

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Employment Taxes.  All of the Executive’s compensation (in any form) shall be subject to all required withholding taxes, employment taxes and other deductions required by law.

3.4 Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement which may be in effect from time to time and made available to the Company’s employees. In addition, the Executive shall be eligible for paid vacation and holidays in accordance with Company policy as in effect from time to time.

3.5 Equity Compensation.  The Executive is to be granted, on the Effective date of this agreement, an option to purchase 750,000 shares of common stock of the Company . The exercise price of the grant will be the closing price of the Company’s common stock on June 16, 2010. The grant is to have a 5 year life and vest ratably per month from the grant date to December 31, 2011, and the grant will be subject to the customary and standard terms contained in the Company’s stock plans and form of option agreement. The President and Chief Executive Officer will periodically evaluate the equity position of Executive and determine changes, if any, and to be approved by the Compensation Committee of the Board at its annual meeting addressing executive compensation in general.  The Executive shall be eligible to receive equity grants from time to time, in accordance with existing and any new equity plans that have been put forward and approved by a majority of shareholders.

4.	Termination.

4.1 Termination by the Company.  The Executive’s employment with the Company may be terminated under the following conditions:

4.1.1 Termination for Death.  The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death.

4.1.2 Termination for Total Disability.  If, in the judgment of the Board, the Executive fails (with or without reasonable accommodation) to render the services contemplated under this Agreement because of illness or other incapacity for a period of six (6) consecutive months, or for shorter periods aggregating to nine (9) months or more in any consecutive twelve (12) month period, the Board may determine that the Executive is totally disabled and discharge the Executive.  The Board shall base its determination upon medical advice provided by a licensed physician acceptable to the Board.  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date of such determination shall be the date of such Total Disability for purposes of this Agreement.

4.1.3 Termination For Cause.  The Board may terminate the Executive’s employment under this Agreement “For Cause” at any time after a reasonable and good-faith investigation by the Company.  A notice of termination given pursuant to this Section 4.1.3 shall effect termination on the date upon which the notice is given.  “For Cause” shall mean the occurrence of one or more of the following events:

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(i)           Any act or omission which the Company reasonably deems to constitute gross negligence or misconduct in a material way (whether financial or otherwise), unfavorable to the best interests of the Company in the performance of the Executive's obligations, duties and responsibilities hereunder;

(ii)           Executive’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

(iii)           Executive’s commission of (or attempted commission of), or participation in a fraud or act of dishonesty against the Company;

(iv)           Executive’s material violation of any statutory duty owed to the Company or material violation of any policy or rule of the Company, including, (a) the determination by the Company after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), or (b) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(v)            Executive’s material violation of any federal or state statutory requirements, including but not limited to disclosures and filings for the Securities and Exchange Commission (SEC), Sarbanes-Oxley Act, and similar or successor regulatory requirements.

(vi)           Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, or any other violation of Section 5 of this Agreement;

(vii)           Executive’s gross misconduct; or conduct that constitutes willful failure, disregard or refusal, or habitual neglect, of duties that is not cured within thirty (30) days following receipt by the Executive of written notification by the Board or a committee designated by the Board of such conduct.

The determination that a termination is For Cause shall be made by the Board in good faith.  Any determination that the Executive’s employment was terminated by reason of dismissal without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or the Executive for any other purpose.

4.1.4 Termination by the Company for Any Reason Other Than For Cause.  The Executive’s employment by the Company shall be “at will.”  The Board may terminate the Executive’s employment under this Agreement at any time, for any or no reason and with or without cause or advance notice.  This is the full and complete agreement between the

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Executive and the Company on this term.  Although the Executive’s duties, title, compensation and benefits may change, the “at will” nature of the Executive’s employment relationship with the Company may only be modified in an express written agreement signed by the Executive and the Board.

4.2 Termination by Mutual Agreement of the Parties.  The Executive’s employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the Parties.

4.3 Termination by the Executive.  The Executive’s employment by the Company shall be “at will.”  The Executive shall have the right to resign or terminate his employment at any time, with or without cause, notice or Good Reason; however, the Executive is obligated to provide the Company at least ninety (90) days of notice in writing.  The President and Chief Executive Office, subject to approval by the Board, at its sole discretion, may terminate the Executive at any time prior to the identified date of termination, and compensate the Executive for any portion of the remaining ninety (90) days.

4.4 Termination by the Company in the Event of Bankruptcy.  In the event of the Company's bankruptcy, including filing for protection under federal bankruptcy regulations, the Company may terminate this Agreement at any time upon 30 days' written notice to the Executive, or immediately following a ruling to that effect by the bankruptcy court.  The Executive will continue to perform his duties and may be paid his regular base salary up to the date of termination but shall not be eligible to receive severance or other payments, other than those contractually required, such as earned base salary and earned but unused and unpaid vacation.  The Company, nor its shareholders, shall be liable for any compensation or severance subsequent to the date of termination.

4.5 Compensation upon Termination.

4.5.1 Termination by the Company.  The Executive’s employment with the Company may be terminated for the reasons indicated in Section 4.1.  For the purposes of clarity, the payments to which the Executive would be entitled to receive at termination are summarized in Exhibit C to this Agreement.

4.5.2 Termination for Death or Total Disability.  .Upon the Executive’s termination due to Death or Total Disability, the Executive’s base salary shall be paid up to the date of termination.  Any payments that the Executive would be entitled to receive under the APIP would be paid on a prorated basis up until the date of termination; such payment will be made to the Executive or his estate (in the event of his death) at the conclusion of the Plan Year for which payments have been earned, and the award shall be prorated for the performance period up until the date of termination; the calculation and timing of such APIP payment shall be consistent with the process for other APIP participants.  Any previously awarded and unvested equity grants shall immediately vest upon the date of termination, and the Executive (or his estate in the event of his death), shall have twelve (12) months following the date of termination in which to exercise any unexercised stock options, so long as the period in

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which to exercise the options is not in conflict with the normal expiration dates of such options, in which case the period in which to exercise the options will expire on that date.  In addition, the Executive and his covered beneficiaries as of the date of termination shall continue to be covered by the Company’s health benefits for twelve (12) months following the date of termination.  If the Company is unable to provide such coverage based on restrictions in its health insurance policy, the Company shall pay the COBRA premiums for the period of severance for a period not to exceed twelve (12) months.  The Executive shall also be entitled to receive any accrued and unused vacation benefits earned through the date of termination at the Executive’s base salary rate in effect at the time of termination.  All payments shall be made less standard deductions and withholdings.

4.5.3 Termination For Cause.  Not withstanding any conflicting federal, California or New Jersey labor laws to the contrary, upon termination For Cause, the Executive shall be paid his prorated base salary up to the date of termination.  The Executive shall not be entitled to receive any APIP payments, even if the performance measures were met and he would otherwise have been entitled to such award.  The Executive will be required to forfeit all unvested and vested but unexercised options as of the date of termination, and his right to exercise any unexercised options shall cease as of the date of termination.  All benefits that the Executive had participated in would terminate as of the date of termination.  The Executive shall be entitled to receive any accrued and unused vacation benefits earned through the date of termination at his base salary rate in effect at the time of termination.  All payments shall be made less standard deductions and withholdings.

4.5.4 Termination by the Company for Any Reason Other Than For Cause.  In the event the Executive is terminated by the Company for any reason other than For Cause, the Executive shall be paid six (6) months base salary at the time of the date of termination.  The Executive shall be entitled to receive any APIP payments to which he would have been entitled if the performance measures were met; however, such payment will not be made until the end of the full performance period, and the award shall be prorated for the performance period up until the date of termination.  In addition, the Executive and his covered beneficiaries as of the date of termination shall continue to be covered by the Company’s health benefits for twelve (12) months following the date of termination.  If the Company is unable to provide such coverage based on restrictions inherent in its health insurance policy, the Company shall pay the COBRA premiums for the period of severance for a period not to exceed twelve (12) months.  The Executive shall also be entitled to receive any accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination.  All payments shall be made less standard deductions and withholdings.

4.5.5 Termination by Mutual Agreement of the Parties.  Upon termination by Mutual Agreement, the same compensation shall be paid as in 4.5.2.

4.5.6 Termination by the Executive.  In the event that the termination of employment is voluntary by the Executive, the base salary shall be paid though the date of termination and any unpaid APIP payments will be forfeited upon the date of termination.  The Executive shall be required to forfeit all unvested and vested but unexercised options as of the

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date of termination.  The Executive will no longer be eligible to participate in Company-sponsored benefits, other than his ability to apply for and participate in health benefits provided through COBRA.  The Executive shall also be entitled to receive any accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination.  All payments shall be made less standard deductions and withholdings.

4.5.7 Termination by the Executive for Change in Control.  Upon termination due to a Change in Control, the same compensation shall be paid as in 4.5.2.

“Change in Control” shall mean a transaction (excluding in each case transactions in which securities are purchased from the Company for the principal purpose of raising capital for the Company) in which one of the following occurs:

(i) any person or related group of persons (other than the Parent or an affiliate of the Parent) directly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

(ii) the composition of the Board changes over a period of twenty-four (24) consecutive months or less in a way that results in a majority of the Board (rounded up to the next whole number) ceasing, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of the period or (B) have been elected or nominated for election as Board members during the period by at least two-thirds of the Board members described in clause (A) who were still in office at the time the election or nomination was approved by the Board;

(iii) (a) a merger or consolidation occurs in which the Parent is not the surviving entity, or (b) any reverse merger occurs in which the Parent is the surviving entity, or (c) any merger involving a subsidiary of the Parent occurs in which the Parent is a surviving entity, but in each case in which holders of the Parent’s outstanding voting securities immediately prior to such transaction, as such, do not hold, immediately following such transaction, securities possessing fifty percent (50%) or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (a)) or the Parent’s outstanding voting securities (in the case of clauses (b) and (c)); or

(iv) all or substantially all of the Parent’s assets are sold of transferred other than in connection with an internal reorganization of the Parent or the Parent’s complete liquidation (other than a liquidation of the Parent into a wholly-owned subsidiary).

4.5.8 Release.  Notwithstanding the foregoing, the Executive shall not receive any of the severance payments or benefits set forth under Section 4.5.7, except as required by law, unless within the time period set forth therein, but in no event later than (i) if a Change in Control shall have occurred prior to such Covered Termination, twenty-five (25) days following termination of employment, or (ii) if a Change in Control shall not have occurred prior

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to such Covered Termination, the later of (a) twenty-five (25) days following termination of employment or (b) twenty-five (25) days following the effective date of such Change in Control, the Executive furnishes  the Company with a waiver and release of claims in a form acceptable to the Parties and substantially as attached hereto as Exhibit A, including such changes as may be made by the Company as necessary to comply with applicable laws (the "Release"), and permits such release to become effectivew in accordance with its terms. If the Executive has breached any provision of this Agreement or the Release, the Company shall be excused from the obligation to provide any severance payment under Section 4.5.7; provided, however, that the Company shall not be entitled to recovery of any severance payment already provided to the Executive under Section 4.5.7.

4.5.9 No Mitigation.   Amounts payable to the Executive under Section 4.5.7 shall not be reduced by any amount of the Executive's earnings from other employment during the Compensation Severance Period, if applicable, and, during the Compensation Severance Period, the Executive shall not have an affirmative duty to seek other employment or otherwise mitigate the amount of any payment contemplated by this Agreement.

4.6 Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Covered Termination.  “Covered Termination” means the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason within the period commencing three (3) months before and ending twelve (12) months following a Change in Control (as defined above).

4.6.2 “Payment Commencement Date” means:

(i)           with respect to a Covered Termination resulting from the Executive resigning for Good Reason within twelve (12) months following a Change in Control, (a) if such Covered Termination occurs prior to the effective date of the applicable Change in Control, the later of (1) the effective date of such Change in Control or (2) the effective date of the Release required by Section 4.5.8 or (b) if such Covered Termination occurs on or after the effective date of the applicable Change in Control, the later of (1) the date of such Covered Termination or (2) the effective date of the Release required by Section 4.5.8.

(ii)           with respect to a Covered Termination resulting from the Company terminating Executive without Cause, the later of (1) the date of such Covered Termination or (2) the effective date of the Release required by Section 4.5.8.

4.7 Parachute Payments.  Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced

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Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

4.8 Exclusive Remedy. In the event Executive executes the Release, the rights, remedies and payments set forth in this Section 4 shall be the exclusive rights, remedies and payments available to the Executive upon termination of this Agreement and the Executive’s employment hereunder.  Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law.  To the extent permitted by applicable laws, the Company may deduct any amounts the Executive owes the Company at the time of the Executive’s termination of employment from any severance payments.

4.9 Application of Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also

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incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”).

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits, or a portion thereof, constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to avoid the imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Executive, the timing of the Severance Benefit payments that constitute “deferred compensation” under Section 409A shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments are delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the Payment Commencement Date, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release or the occurrence of the Change of Control, as applicable, with the balance of the Severance Benefits being paid as originally scheduled.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Executive (provided that no such amendment shall materially reduce the benefits provided hereunder).

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4.10 Survival of Certain Sections. Sections 3.4, 4.5 through 4.9 and 5 through 16 of this Agreement shall survive the termination of this Agreement.

5.	Confidential And Proprietary Information;

5.1 Proprietary Information and Inventions Agreement.  As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.  As noted in the Proprietary Information and Inventions Agreement, the Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Employee’s employment with the Company, except with the prior written consent of the Company or as may be required by law or the legal process.

5.2 Non-Solicitation.  During the Executive’s employment with the Company and for two (2) years after termination, the Executive agrees that he shall not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company or its subsidiaries to terminate his or her relationship with the Company (or the applicable subsidiary) in order to become an employee, consultant or independent contractor to or for any other person or business entity. The Executive shall refrain either directly or indirectly from approaching or attempting to solicit any business of the Company.

5.3 Non-Competition.  The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Exhibit B) and the Executive agrees that, during the Term and for a period of two (2) years thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter drugs and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained in this Section 5.3 shall be deemed to prohibit the Executive from (i) acquiring

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or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4.9% of any class or series of outstanding securities of such corporation.

6.	Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.	Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the state of New Jersey (without giving effect to principles of conflicts of law).

8.	Integration.

Except as may otherwise be provided herein, this Agreement, including Exhibit A and Exhibit B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including but not limited to the Prior Agreement. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B, the Proprietary Information and Inventions Agreement controls.

9.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the President and Chief Executive Officer and approved by the Board.

10.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

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11.	Severability.

The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  The Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	Representations and Warranties.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement shall not violate or breach any other agreements between the Executive and any other person or entity.

14.	Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

15.	Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final binding arbitration. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all administrative fees associated with the arbitration and the fees of the arbitrator.  Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, the Executive and the Company each have the right to resolve

.

13.

 any and all issues or disputes involving confidential information, proprietary information, trade secrets or related information or intellectual property rights by court action instead of arbitration.

16.	Trade Secrets Of Others.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its subsidiaries seek to elicit from the Executive any such information.  Consistent with the foregoing, the Executive shall not provide to the Company and/or its subsidiaries, and the Company and/or its subsidiaries shall not request, any documents or copies of documents containing such information.

.

14.

In Witness Whereof, the Parties have executed this Agreement as of the date first shown above.

NovaDel Pharma Inc.
/s/ Steven B. Ratoff
STEVEN B. RATOFF
PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXECUTIVE
/s/ Craig Johnson
CRAIG JOHNSON
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

.

15.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.5 of the  Employment Agreement dated June 8, 2010 (the “Employment Agreement”), to which this form is attached, I, Craig Johnson, hereby furnish Novadel Pharma, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”):

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, except to the extent that such claims cannot be released pursuant to the New Jersey Labor Code; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired unexercised (the “Effective Date”).

I acknowledge and agree to my continuing obligations under my Proprietary Information and Inventions Agreement, a copy of which is attached to the Employment Agreement.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein.  I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release and Waiver.

This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a member of the Board of Directors of the Company.

Date:	By:
Craig Johnson

  2.

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT C

The following table provides a summary of the applicable severance and payments that would be provided to the Executive and/or his estate under different termination scenarios:

Reason For Termination	Base Salary	APIP	Equity Plans	Healthcare Benefits/Vacation
Death	Date of Termination	Date of Termination	Immediate vesting & 12 months to exercise	Continue up to 12 months or COBRA; accrued and unused vacation days through date of termination are paid.
Total Disability	Date of Termination	Date of Termination	Immediate vesting & 12 months to exercise	Continue up to 12 months or COBRA; accrued and unused vacation days through date of termination are paid.
For Cause	Date of Termination	None	Forfeit all unvested and vested unexercised	Date of termination or COBRA; accrued and unused vacation days through date of termination are paid.
Without Cause	6 months	Date of Termination	If Salary received, then forfeit all unvested and vested unexercised	Continue up to 12 months or COBRA; accrued and unused vacation days through date of termination are paid.
Mutual Agreement	Date of Termination	Date of Termination	Immediate vesting & 12 months to exercise	Continue up to 12 months or COBRA; accrued and unused vacation days through date of termination are paid.
Voluntary by Executive	Date of Termination	Forfeit Any Unpaid	Forfeit all unvested and vested unexercised	Date of termination or COBRA; accrued and unused vacation days through date of termination are paid.
Change in Control	Date of Termination	Date of Termination	Immediate vesting & 12 months to exercise	Continue up to 12 months or COBRA; accrued and unused vacation days through date of termination are paid.